EXHIBIT 99.1

Notice to Directors and Executive Officers

The Gillette Company (“Gillette”) has received notice from its Savings Plan Committee (the “Committee”) that the Employees’ Savings Plan, the Employee Stock Ownership Plan and the Supplemental Savings Plan (collectively, the “Plans”) will be closed for participant transactions for a period of approximately three (3) business days around the closing of the proposed merger between Gillette and The Procter & Gamble Company (“P&G”) in order for the Plans’ administrator, Fidelity Investments, to clear all pending trades, determine all final share balances, and process the exchange of Gillette securities for P&G securities pursuant to the Agreement and Plan of Merger, dated as of January 27, 2005, among P&G, Aquarium Acquisition Corp. and Gillette. While we do not yet know the exact dates of the blackout period (since the closing date of the merger is not yet known), this notice is intended to inform you that, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, you will be unable to trade in Gillette or P&G common stock or derivatives during the blackout period. Please note that this restriction will not apply to (i) the exchange of Gillette securities for P&G securities, (ii) any purchases and sales made pursuant to a written plan satisfying the conditions of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, or (iii) dividend reinvestments.

We hope that the restriction on trading in Gillette and P&G securities described above will not be an inconvenience. If feasible, we will advise you of when the blackout period is scheduled to begin and, in any event, we will notify you as soon as the blackout period has ended.

If you have any questions about this notice, please contact Peter M. Green, Secretary, The Gillette Company, Prudential Tower Building, Boston, MA 02199 (telephone (617) 421-7511) or Carol Fischman, Assistant Secretary, The Gillette Company, Prudential Tower Building, Boston, MA 02199 (telephone (617) 421-7857).